Exhibit 99.1


                              [LOGO OF SERAGEN]

        SERAGEN, INC., 97 South Street, Hopkinton, Massachusetts 01748

FOR IMMEDIATE RELEASE
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For more information, contact        Investor Relations/Corporate
Communications
                                     Lora Maurer, Manager
                                     phone:     508-435-2331
                                     fax:       508-435-9805
                                     e-mail:    Seragen@aol.com

               SERAGEN AGREES TO SELL MANUFACTURING OPERATIONS
                     AND CLINICAL TRIAL ADMINISTRATION

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Sale Represents First Step in Company Restructuring

HOPKINTON, Mass., Feb. 19 -- Seragen, Inc. (Nasdaq: SRGN) announced today that it has entered into an agreement to sell its manufacturing and clinical operations facilities. Boston University, or a designated affiliate, will acquire the operations for $5 million.

Under the agreement, the Hopkinton, Massachusetts facility will continue to manufacture Seragen's products on a contract basis for use in the company's ongoing clinical trials as well as provide ongoing administration of clinical and pre-clinical operations. It is expected that a majority of Seragen's current staff involved in manufacturing and clinical operations will become employees of the purchasing entity.

"We expect this transaction to be the first of several initiatives to raise capital, strengthen the company's strategic focus, and reduce operating costs," said Reed R. Prior, Seragen's new chairman and CEO. "The agreement preserves our intellectual property rights and enables us to pursue all current product development activities with no anticipated loss in time or momentum."

The agreement has been approved by the board of directors of Seragen and the board of trustees of Boston University. The closing of the transaction is subject to approval by Seragen's stockholders. Boston University has paid Seragen a portion of the purchase price as a deposit and will assume responsibility for the facility's operations immediately. Both the deposit and the operating costs paid by Boston University are subject to refund in the event that conditions for closing are not met.
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Seragen's current focus is on cancer and dermatology.  The company's most advanced product, DAB389IL-2, is in Phase III clinical trials for cutaneous T-cell - lymphoma, in collaboration with Eli Lilly and Company. Seragen is independently conducting clinical trials of the same product for psoriasis. The second major product in the company's pipeline, DAB389EGF, is currently in a clinical trial for non-small cell lung cancer.

Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products. The company's unique receptor-active proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

Safe Harbor Information

To the extent that any of the statements contained herein relating to the Company's products and its operations are forward looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the early stage of the Company's product development and lack of product revenues; the Company's history of operating losses and accumulated deficit; the Company's limited financial resources and uncertainty as to the availability of additional capital to fund its development on acceptable terms, if at all; Boston University's control of the Company; the Company's reliance on fusion protein technology; the potential development of competing fusion proteins, products and technologies; the Company's dependence on its collaborative partner, Eli Lilly and Company, and the lack of assurance that the Company will receive further funding under this partnership or develop and maintain other strategic alliances; the lack of assurance regarding patent and other protection for the Company's proprietary technology; governmental regulation of the Company's activities, facilities and products; the Company's limited manufacturing capabilities; the Company's lack of commercial sales and marketing capabilities; the dependence on key personnel; the development of competing technologies; uncertainties as to the extent of reimbursement for the costs of the Company's potential products and related treatment by government and private health insurers and other organizations; the potential adverse impact of government-directed health care reform; the risk of product liability claims; and general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, refer to the risk factors included in the Company's Registration Statement on Form S-3, Registration No. 333-12613, relating to the resale of shares of Common Stock, as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.

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